Exhibit 12.2

            UAL Corporation and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges

            and Preferred Stock Dividend Requirements


                                            Three Months
                                               Ended
                                              March 31
                                           1998     1997
                                           ----     ----
                                           (In Millions)
Earnings:

   Earnings before income taxes           $  96    $ 171
   Fixed charges, from below                269      263
   Undistributed earnings of affiliates     (20)     (25)
   Interest capitalized                     (26)     (24)
                                           ----     ----
       Earnings                           $ 319    $ 385
                                           ====     ====

Fixed charges:

   Interest expense                       $  80    $  69
   Preferred stock dividend requirements     40       31
   Portion of rental expense
     representative of the interest factor  149      163
                                           ----     ----
       Fixed charges                      $ 269    $ 263
                                           ====     ====

Ratio of earnings to fixed charges         1.19     1.46
                                           ====     ====
